AZZ Third Quarter – Fiscal Year 2010
January 8, 2010

AZZ incorporated Reports Year-To-Date and Third Quarter Results of Fiscal - Year 2010

Contact:    Dana Perry, Senior Vice President – Finance and CFO
               AZZ incorporated 817-810-0095
Internet: www.azz.com

                                Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 8, 2010 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and nine-month periods ended November 30, 2009. Revenues for the third quarter were $81.5 million compared to $108.9 million for the same quarter last year, a decrease of 25.1 percent. Net income for the third quarter was $8.7 million, or $0.70 per diluted share, compared to net income of $10.8 million, or $0.88 per share, in last year’s third quarter.

For the nine-month period, the Company reported revenues of $272.2 million compared to $312.1 million for the comparable period last year, a decrease of 12.8 percent. Net income for the nine months was $29.8 million, or $2.39 per share, compared to $32.2 million, or $2.62 per share in the comparable period of last year.

Backlog at the end of our third quarter ending November 30, 2009 was $131.8 million, as compared to backlog at the end of the third quarter of fiscal 2009 was $195.2 million, $139.4 million at August 31, 2009 and $174.8 million at February 28, 2009.  Incoming orders for the third quarter totaled $74 million while shipments totaled $81.5 million resulting in a book to ship ratio of 91 percent. For the first nine months, orders totaled $229.2 million while shipments totaled $272.2 million, resulting in a year-to-date book to ship ratio of 84 percent.  Based upon current customer requested delivery dates and our planned production schedule, 36 percent of our backlog is expected to ship in the current fiscal year.  Of our $131.8 million backlog, 44 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment decreased 29.6 percent to $43.6 million for the third quarter ending November 30, 2009, compared to $62 million in the previous year’s third quarter. Operating income for the third quarter of fiscal 2010 was $9.1 million, compared to $10.4 million in the third quarter of last year, a decrease of 12.5 percent. Operating margins were 20.9 percent for the third quarter of fiscal 2010.  For the first nine months, revenues decreased 7 percent to $154.6 million and operating income increased 13 percent to $31.7 million compared to $165.9 million and $28.1 million, respectively, for the first nine months of the prior year. Operating margins for the first nine months were 20.5 percent.

AZZ Third Quarter – Fiscal Year 2010
January 8, 2010

David H. Dingus, president and chief executive officer, commented, “The operating margin for our Electrical and Industrial Products Segment continued strong despite lower volumes.  The  release of the orders for new and existing projects remains sluggish.  We believe these delays have resulted from the current reduction in the demand for oil and gas and electrical power, the uncertainty in the worldwide economy and financial markets, as well as increasing uncertainty as to the impact that potential regulatory changes could have on our customers businesses.  We do believe that our long term opportunities remain strong and that this delay in capital project investment decisions should subside if financial markets continue to stabilize and the impact of regulatory changes are more predictable.  These conditions have impacted our domestic market more than our served international markets.  It is difficult to forecast timing of improved order trends.  Based upon quotation levels and customer feedback, we do not anticipate that the recovery will be seen during the balance of our current fiscal year.  We will continue our efforts to effectively and efficiently secure and execute on the available business opportunities that we do have.”

Revenues for the Company’s Galvanizing Service Segment decreased 19 percent to $37.9 million for the third quarter ending November 30, 2009, compared to $46.9 million in the previous year’s comparable quarter. Operating income for this segment was $10.5 million, compared to $13.1 million in the same quarter last year, a decrease of 20 percent.  Operating margins for the third quarter of fiscal 2010 were 28 percent.  For the first nine months of fiscal 2010, revenues decreased 20 percent to $117.6 million, and operating income decreased 15 percent to $35.6 million, compared to $146.2 million and $42 million, respectively, for the first nine months of the prior year.  Operating margin for the nine month period was 30 percent.  Volume of steel processed decreased 13 percent, while average selling price decreased 6 percent when compared to the same nine months period in the prior year.

Mr. Dingus continued, “Demand for our galvanizing services continues to be below the record setting pace of last year.  Despite this lower demand, we had another outstanding margin performance quarter.  We will continue our efforts to implement our strategic plans for the segment that should broaden our customer base and expand geographic presence.  The actions we have taken should continue to help us to offset some of the economic weakness in particular market areas.”

Mr. Dingus concluded, “As a company, we are extremely well positioned to take advantage of any improving market conditions combined with opportunities to better our positioning with new products and new markets, and the strength of our balance sheet should increase our chances for success in implementation of our strategic plans. Based upon the evaluation of information currently available to management, we are revising our previously issued revenue guidance for fiscal year 2010, while maintaining our previously issued earnings guidance. Our earnings are estimated to be within the range of $3.00 and $3.10 per diluted share and revenues to be within the range of $355 million to $365 million.  The previous estimates were for earnings to be within the range of $3.00 to $3.10 and revenues to be in the range of $370 million to $380 million.  Our estimates assume that we will not have any appreciable change in our current market conditions, competitive activity or significant delays or timing in the receipt of orders of our electrical and industrial products, and demand for our galvanizing services.”

AZZ Third Quarter – Fiscal Year 2010
January 8, 2010

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal 2010 at 11:00 a.m. ET on January 8, 2010.  Interested parties can access the call by dialing (800) 860-2442 or (412) 858-4600 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (877) 344-7529, or (412) 317-0088 (international) confirmation #436361, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Third Quarter – Fiscal Year 2010
January 8, 2010

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2009	November 30, 2008	November 30, 2009	November 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$81,518	$108,860	$272,167	$312,078
Costs and Expenses:
Cost of Sales	55,805	79,372	186,152	226,845
Selling, General and Administrative	10,238	11,317	33,751	32,545
Interest Expense	1,729	1,682	5,146	4,484
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(48)	9	(118)	(1,136)
Other (Income)	(82)	(315)	(464)	(1,378)
Other Expense
	$67,642	$92,065	$224,467	$261,360

Income before income taxes	$13,876	$16,795	$47,700	$50,718
Income Tax Expense	5,133	5,982	17,938	18,479
Net income	$8,743	$10,813	$29,762	$32,239
Net income per share
Basic	$.71	$.89	$2.43	$2.66
Diluted	$.70	$.88	$2.39	$2.62
Diluted average shares outstanding	12,521	12,295	12,469	12,310

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2009	November 30, 2008	November 30, 2009	November 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$43,622	$61,960	$154,576	$165,925
Galvanizing Services	37,896	46,900	117,591	146,153
	$81,518	$108,860	$272,167	$312,078

Segment Operating Income (a):
Electrical and Industrial Products	$9,109	$10,411	$31,715	$28,140
Galvanizing Services	10,537	13,125	35,634	41,961
Total Segment Operating Income	$19,646	$23,536	$67,349	$70,101

AZZ Third Quarter – Fiscal Year 2010
January 8, 2010

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2009	February 28, 2009
	(unaudited)	(audited)

Assets:
Current assets	$207,199	$182,023
Net property, plant and equipment	$89,686	$87,667
Other assets, net	$87,538	$85,025
Total assets	$384,423	$354,715

Liabilities and shareholders’ equity:
Current liabilities	$51,035	$58,371
Long term debt due after one year	$100,000	$100,000
Other liabilities	$10,640	$9,232
Shareholders’ equity	$222,748	$187,112
Total liabilities and shareholders’ equity	$384,423	$354,715

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2009	November 30, 2008
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$65,496	$21,381
Net cash provided by (used in) investing activities	$(16,715)	$(107,593)
Net cash provided by (used in) financing activities	$2,143	$98,104
Effect of Exchange Rate	$ (48)	$ (211)
Net increase (decrease) in cash and cash equivalents	$50,876	$11,681
Cash and cash equivalents at beginning of period	$47,558	$2,227
Cash and cash equivalents at end of period	$98,434	$13,908

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